As filed with the Securities and Exchange Commission on January 24, 2005

                                                      Registration No. 333-
----------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                       TTI TEAM TELECOM INTERNATIONAL LTD.
             (Exact name of Registrant as specified in its charter)

                          Israel                            Not Applicable
       (State or other jurisdiction of incorporation       (I.R.S. Employer
                     or organization)                     Identification No.)
                                -----------------
                       TTI Team Telecom International Ltd.
                              7 Martin Gehl Street
                    Kiryat Aryeh, Petach Tikva 49512, Israel
                                 +972-3-926-9700
   (Address and Telephone Number of Registrant's principal executive offices)
                                -----------------

                      TTI Team Telecom International, Inc.
              600 Harbor Boulevard, Unit 1205, Weehawken, NJ 07087
                               Tel: (201) 863-1400
            (Name, address and telephone number of agent for service)
                                -----------------
                                   Copies to:
                  Mark S. Selinger, Esq.       Ashok J. Chandrasekhar, Adv.
                McDermott Will & Emery LLP      Goldfarb, Levy, Eran & Co.
                   50 Rockefeller Plaza            2 Weizmann Street
                 New York, New York 10020        Tel Aviv 64239, Israel
                    Tel: (212) 547-5438          Tel: +972-3-608-9999
                    Fax: (212) 547-5444          Fax: +972-3-608-9909

         Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
                                -----------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|--------
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


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                         CALCULATION OF REGISTRATION FEE

                                    Proposed
-----------------------------------------                          Maximum           Proposed Maximum      Amount of
           Title of Each Class              Amount to be       Offering Price           Aggregate        Registration
     of Securities to be Registered          Registered         Per Share(4)          Offering Price          Fee
------------------------------------------ ---------------- ---------------------- --------------------- --------------

  Ordinary Shares, par value NIS 0.50..      9,954,584(1)            $2.33         $23,194,180            $2,729.95
------------------------------------------ ---------------- ---------------------- --------------------- --------------
  Ordinary Shares, par value NIS 0.50,
  issuable upon exercise of warrants ..      3,026,194(2)            $2.33         $7,051,032               $829.91
------------------------------------------ ---------------- ---------------------- --------------------- --------------
  TOTAL................................     12,980,778(3)            $2.33         $30,245,212            $3,559.86
------------------------------------------ ---------------- ---------------------- --------------------- --------------

(1) Represents 6,636,389 ordinary shares issuable upon conversion of Series A
    Convertible Preferred Shares, par value NIS 0.50 each ("Series A Preferred
    Shares"), and 3,318,195 ordinary shares issuable pursuant to certain anti-dilution rights of the holders of the Series A Preferred Shares
    (which shares are not eligible for registration pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act")).

(2) Represents 2,654,556 ordinary shares issuable upon the exercise of warrants held by the selling shareholders that are holders of Series A
    Preferred Shares, and 371,638 ordinary shares issuable upon the exercise of warrants held by Oppenheimer & Co.

(3) Pursuant to Rule 416 under the Securities Act, there are also being registered hereby an additional indeterminate number of ordinary shares as may become issuable pursuant to the terms of the Series A Preferred Shares held by the selling shareholders and of the warrants held by the selling shareholders and Oppenheimer & Co to prevent dilution from stock splits, stock dividends and similar transactions.

(4) Determined solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant's ordinary shares as reported on the Nasdaq National Market on January 18, 2005. Because the ordinary shares may be offered from time to time by the selling shareholders described herein, the Registrant does not know the actual price or prices at which the ordinary shares may be offered.

                                -----------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.



                                                         35
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NO SELLING SHAREHOLDER MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 24, 2005

PRELIMINARY PROSPECTUS


                                   [TTI LOGO]


                       TTI TEAM TELECOM INTERNATIONAL LTD.

                           12,980,778 Ordinary Shares

                                -----------------

         This prospectus covers 12,980,778 of our ordinary shares which the selling shareholders identified in this prospectus under "Selling
Shareholders" may offer and sell from time to time.

         Our ordinary shares are quoted on the Nasdaq National Market under the symbol "TTIL". The last reported sale price of our ordinary shares on the Nasdaq National Market on January 18, 2005 was $2.37 per share.

         Investing in our ordinary shares involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about factors you should consider before purchasing our ordinary shares.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------

                 The date of this prospectus is January __, 2005

                                TABLE OF CONTENTS

Item                                                           Page
-------------------------------------------------------------------------


ABOUT THIS PROSPECTUS                                            3
PROSPECTUS SUMMARY                                               3
RISK FACTORS                                                     4
FORWARD-LOOKING STATEMENTS                                      20
OFFER STATISTICS AND EXPECTED TIMETABLE                         21
CAPITALIZATION AND INDEBTEDNESS                                 21
REASONS FOR THE OFFER AND USE OF PROCEEDS                       21
PRICE HISTORY OF OUR ORDINARY SHARES                            23
SELLING SHAREHOLDERS                                            24
PLAN OF DISTRIBUTION                                            29
EXPENSES ASSOCIATED WITH THE REGISTRATION                       31
VALIDITY OF SECURITIES                                          32
EXPERTS                                                         32
MATERIAL CHANGES                                                32
ENFORCEABILITY OF CIVIL LIABILITIES                             32
WHERE YOU CAN FIND MORE INFORMATION                             34
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                 34

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC.

         Unless the context otherwise requires, all references in this prospectus to "TTI," "we," "our," "our company, "us" and the "Company" refer to TTI Team Telecom International Ltd. and its consolidated subsidiaries.

         All references in this prospectus to "ordinary shares" refer to our ordinary shares, par value 0.50 NIS per share.

         All references in this prospectus to "dollars" or "$" are to United States dollars.

         All references in this prospectus to "shekels" or "NIS" are to New Israeli Shekels.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the related notes, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

TTI Team Telecom International Ltd.

         We are a leading global provider of network management systems, or NMS, operations support system, or OSS, and business support system, or BSS, solutions for the communications industry. Our software solutions enable communications service providers to maximize and leverage their investments in network infrastructure and to automate, simplify and manage the complex process of delivering multiple communications services over diverse networks. Our Netrac suite of products supports multi-vendor voice and data architectures over wireline, wireless and optical networks, allowing our customers to streamline operations and efficiently and rapidly roll out new services. We are currently developing our next-generation operations support system, or NGOSS, family of products under our proven Netrac platform to address next-generation architectures and managed Internet Protocol, or IP, services. Certain modules from our NGOSS family of products are currently being commercially deployed by one of our tier 1 communications service provider customers.

         We have a significant installed base of solutions with more than 60 customers, including some of the world's largest communications service providers, commonly referred to as tier 1 and tier 2 operators. We have established working relationships with a number of leading network and communications equipment providers which allow us to provide end-to-end integrated solutions as well as stand-alone modules to meet our customers' needs. Our Netrac suite of products is based on proven technology, which, when combined with our professional service offerings, including customization, implementation and integration expertise and post-sales customer support, make us an attractive turn-key solution provider. Our software products are designed to work with a wide range of network equipment manufacturers and varied technologies increasing the potential market for our systems.

         TTI Team Telecom International Ltd. was incorporated under the laws of the State of Israel in February 1990. Our principal executive offices are located at 7 Martin Gehl Street, Kiryat Aryeh, Petach Tikva 49512 Israel, and our telephone number is +972-3-926-9700. We have subsidiaries in the following locations: Israel, U.S.A., France, Germany, UK, The Netherlands, Australia, British Virgin Islands, Hong Kong, India, Costa Rica and Malta.

         We commenced independent operations in September 1992, as a subsidiary of Team Computers and Systems Ltd., after having operated as a division of Team Computers since 1988. Team Computers is a publicly traded company in Israel. We became a publicly traded company on the Nasdaq National Market, traded under the symbol "TTIL", upon our initial public offering in December 1996.

The Offering

Ordinary Shares Offered
                                 12,980,778 shares, including (i)
                                 9,954,584 shares which may be
                                 issuable upon conversion of
                                 6,636,389 Series A Convertible
                                 Preferred Shares and (ii) 3,026,194
                                 shares which are issuable upon the
                                 exercise of warrants

Nasdaq National Market Symbol    "TTIL"

Use of Proceeds                  We will not receive any proceeds from the
                                 sale of the ordinary shares offered hereby.
                                 We will, however, receive the proceeds from the exercise of warrants if and when they are exercised for cash, which we will use for working capital and general corporate purposes.

Ordinary Shares Outstanding
                                 11,872,938. Does not include the 12,980,788
                                 ordinary shares offered hereby, 9,954,584 of which may be issuable upon conversion of 6,636,389 Series A Convertible
                                 Preferred Shares and 3,026,194 of
                                 which are issuable upon the exercise
                                 of warrants.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision regarding our ordinary shares. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to Our Business and Our Industry

The general deterioration of the global economy and the slow-down of expenditures by communications service providers could have a material adverse effect on our results of operations.

         Our business is dependent on current and anticipated market demand for our products. The general deterioration of the global economy and economic uncertainty in the telecommunications market resulted in a curtailment of capital investment by communications service providers beginning towards the end of 2000. Many new and small communications service providers have failed and existing service providers have been reducing or delaying expenditures on new equipment and applications. Many companies, including our current and potential customers, have postponed or decreased further capital investment or have indicated to us that they intend to do so. Due to the past volatility of the market, it is difficult to predict the conditions of our market going forward. A continued decline in capital expenditures would reduce our sales and could result in pressure on the price of our products, each of which would have a material adverse effect on our operating results.

Our customers are concentrated in the public carrier communications industry and accordingly, trends in this industry could have a material adverse effect on our results of operations.

         Our customers are concentrated in the public carrier communications market. Because of this concentration, we are especially susceptible to the recent downturn and changes in the communications industry. The communications service provider industry is currently undergoing a period of consolidation due to the difficult market conditions. Consolidations of our prospective customers may delay or cause cancellations of significant sales of our products, which could seriously harm our operating results.

         The trends toward privatization and deregulation in the communications industry during the past decade have contributed to the overall growth in spending for telecommunications equipment during that period.
Our business, financial condition and results of operations will be harmed if these trends reverse or slow down materially.

We depend on a small number of customers for a large portion of our revenues and the loss of any one major customer would significantly decrease our revenues.

         A large portion of our revenues is derived from substantial orders placed by a relatively small number of customers. Our revenues from our five largest customers represented 54% of our total revenues in 2001, 48% of our total revenues in 2002 and 40% of our total revenues in 2003. Because of our dependence on a small number of customers and large orders, if expected orders are not received, or orders are postponed, reduced or cancelled, our revenues and profitability will be significantly reduced.

Our profitability has been, and may continue to be, volatile, which could adversely affect the price of our ordinary shares.

         We reported net losses of $10.9 million in 2002, $30.1 million in 2003 and $11.3 million in the nine months ended September 30, 2004. Although we have been profitable in the past, we may not be profitable or meet the level of expectations of the investment community in the future, which could have a material adverse impact on our share price. In addition, our operating results may be adversely affected by timing of sales of our products or a shift in our mix of products and services.

We may need additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

         Although we currently believe that we have sufficient capital to finance our operations for the next twelve months, we may choose to raise additional capital. We have recently incurred operating losses that resulted in negative cash flow from operations and may do so in the future. If our cash flows are less than expected, we may need to raise additional funds to respond to unforeseen technological or marketing hurdles, satisfy unforeseen liabilities, or take advantage of unanticipated opportunities. We may not be able to obtain funds at the time or times needed on terms acceptable to us, or at all. If we are unable to obtain adequate funds on acceptable terms, we may not be able to take advantage of market opportunities, develop new products, or otherwise respond to competitive pressures.

Our future operating results depend significantly on the continued market acceptance of our Netrac suite of products, and if these products do not continue to achieve or maintain market acceptance, we may have reduced revenues.

         Revenues from licensing, servicing and supporting our Netrac suite of products account for a substantial majority of our total revenues. Our future operating results will depend significantly on the continued market acceptance of our Netrac suite of products, and improvements to these products. Our products may not achieve or maintain market acceptance. If they lose acceptance, we may have reduced revenues. This makes it difficult to rely on future revenues from these products.

Our products generally have long sales cycles and implementation periods over which we have no control.

         Prospective users of our products generally must make a significant commitment of resources. Sales cycles of our products are often lengthy, generally ranging from six to 24 months. Our sales process is often subject to delays caused by lengthy approval processes that usually accompany significant expenditures. In addition, the time required to implement our products can vary significantly with the needs of our customers and generally lasts for six to 24 months. The implementation process is also subject to delay. We cannot control these delays and cannot control the timing of our sales revenue.

Our future success depends on our ability to keep pace with technological changes and emerging industry standards.

         The market for our products is characterized by:

         o     rapidly changing technologies;

         o     evolving industry standards;

         o     changing regulatory environments;

         o     frequent new product introductions;

         o rapid changes in communications service providers' requirements; and

         o     emergence of new types of networks.

         The introduction of new technologies and new industry standards and practices can render our existing products obsolete and unmarketable. As a result, the life cycles of our products are difficult to estimate and we could lose market acceptance and have reduced related revenues.

         Our future success will depend on our ability to:

         o     enhance our existing products;

         o develop and introduce, on a timely and cost-effective basis, new products and product features that keep pace with technological developments and emerging industry standards, including next-generation and third-generation networks;

         o     address the increasingly sophisticated needs of our customers;

         o     incorporate new technologies and new infrastructures; and

         o develop new interfaces between our products and complimentary products.

         We may not be successful at these tasks. We may also experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and features. In addition, our new products and features may not meet the requirements of the marketplace and may not achieve market acceptance.

Our future operating results will depend significantly on the market acceptance of our NGOSS family of products, and if these products do not achieve market acceptance, our business and financial condition may be adversely affected.

         We are in the process of developing and deploying our NGOSS family of products to support next-generation architectures and managed IP services. We have not yet fully completed any next-generation products and we cannot assure you that our NGOSS family of products will receive market acceptance. If our NGOSS family of products does not receive market acceptance, we may not be able to recover significant resources we invested in the development of these products and we may lose future revenues. As a result, our business, financial condition and results of operations may be adversely affected.

The development and roll-out of our NGOSS family of products may be difficult and costly, and we may not have enough resources to execute our strategy.

         We plan to continue devoting significant management and financial resources to developing our NGOSS family of products and to expanding our customer base by targeting potential customers for our NGOSS products in markets that we have not previously served. We will be dependent on our ability to secure enough funds, and if we will not be able to raise funds we may not be able to execute our strategy, which may leave us with low liquidity resources.

If the Internet or broadband communication services growth slows, demand for our NGOSS family of products may fall.

         The success of our NGOSS family of products will depend heavily on the continued acceptance of the Internet as a medium of commerce and communication, and the growth of broadband communication services. If use of the Internet or broadband communication services does not continue to grow or grows slower than expected, the market for software that manages communications over the Internet may not develop and our sales of our NGOSS products would be adversely affected.

High project prices and the low number of projects sold by us may result in material fluctuations in our operating results, and may also cause our stock price to vary significantly.

         Our quarterly and annual operating results have varied significantly in the past as a result of many factors, many of which are outside of our control. In particular, the high project prices and the low number of such projects sold, as well as the timing of sales, can produce significant fluctuations in our quarter-to-quarter and year-to-year financial performance. These fluctuations may increase in the future if we succeed in obtaining larger contracts for projects. The fact that a significant portion of our revenues has been, and will continue to be, derived from substantial orders placed by a few customers exaggerates these fluctuations. The timing and amount of such orders and their fulfillment have caused and will continue to cause material fluctuations in our operating results, particularly on a quarterly basis. Our stock price may also vary significantly as a result of misinterpretation by potential investors of period-to-period comparisons.

We depend on our strategic relationships and could experience reduced revenues if they are not successful.

         We rely on our strategic relationships with IBM, Nortel, Siemens, CMGLogica, Samsung and others to sell our products and services and these relationships may account for a larger portion of our revenues in the future. These parties are not obligated to sell any of our products. Any failure of these relationships to generate significant revenues for us, or a termination of any of these relationships, could harm our operations and profitability.

We rely on revenue from our international operations, and if we cannot overcome inherent risks, these operations will not succeed.

         Our current customers are located in more than 25 countries and we are seeking to expand into other markets. We currently derive significant revenues from business in the United States, Europe and Israel. We expect our revenues from international sales to continue to account for a large portion of our total revenues in the future.

         Our international operations and revenues are subject to a number of inherent risks, including:

         o difficulty in staffing and managing foreign operations generally, and time and costs spent on staffing and managing operations in markets from which we do not derive substantial revenue but still need to maintain a presence;

         o the impact of possible recessionary environments in certain economies;

         o changes in regulatory requirements, including a slowdown in the rate of privatization of communications service providers;

         o     difficulties in enforcing our rights in various jurisdictions;

         o reduced protection for intellectual property rights in some countries;

         o     tariffs and other trade barriers;

         o     adverse tax consequences;

         o restrictions on the conversion of currencies or the repatriation of earnings;

         o the burdens of complying with a wide variety of foreign laws and regulations; and

         o     economic and political instability.

         We may not be able to manage these risks and these risks may lead to disputes with our customers. This may have an adverse effect on our operational margins. We may not be able to sustain or increase revenues derived from our international operations.

Government regulatory policies in the communications industry may harm our business.

         Government regulatory policies have had a major impact on our ability to attract and retain customers. For example, regulatory authorities have overseen the pricing of new and existing communications services, which, in turn, has impacted our customers' abilities to make significant capital expenditures. The enactment of new laws or regulations or changes in the interpretation of existing regulations could inhibit or prevent our customers from purchasing our products.

We generally perform a substantial part of our obligations to customers before we receive payment, and in some instances, we commence our performance before we have concluded a written agreement with a customer, which forces us to finance our performance and risk nonpayment.

         We generally perform a substantial part or all of our obligations to customers before receiving payment. In some instances we commence our performance before we have concluded a written agreement with a customer. Because of this, we must finance the costs of performing under our customer agreements, and risk nonpayment. Although our customers are generally large companies, they may not pay our fees when due. Payment of our fees is generally not secured or guaranteed. Delayed payment or failure to receive payment may strain our finances.

Some of our customers may terminate their agreements with us after we have partially performed under such agreements, and in such event, we may have difficulty recovering our costs and may lose future revenues.

         In order to continue to sell our products despite the slow-down of expenditures by communications service providers, and resulting increased competition, we have been required to agree to provisions in our contracts with customers that generally make it easier for customers to terminate their agreements with us at various stages of performance, with minimal payments to us. Our performance often largely comprises services and customized products which we cannot recover and resell. As a result, if any of our customers terminate their agreements with us, we may have difficulty recovering our costs up to the date of any termination, despite a customer's obligation to reimburse us. In such event, we may have reduced future revenues.

We may not be able to compete successfully in the highly competitive markets for our products.

         The markets for our products are very competitive, and we expect competition to increase in the future. Our current and prospective competitors offer a variety of solutions to address the NMS, OSS and BSS markets. Our current and potential competitors include:

         o     organizations'   internal  design  and  development
               departments that provide NMS, OSS and BSS applications for their particular needs;

         o providers of NMS, OSS and BSS, such as Agilent Technologies, Cramer Systems, Granite Systems, Hewlett-Packard, Inet, Metasolv, Micromuse and Telecordia Technology;

         o communications equipment vendors, such as Ericsson and Lucent Technologies; and

         o systems integrators who provide programming services to develop customer-specific applications, such as CMGLogica,
               BusinessEdge, Accenture, Cap Gemini and IBM Global Services.

         Many of our current and potential competitors have significantly greater financial, technical, sales, customer support, marketing and other resources and longer operating histories than we have. Many also have greater name recognition and a larger installed base of their products and technologies. Any of these competitors may be able to respond more quickly than us to new or emerging technologies and changes in customer requirements. They may be able to devote greater resources to the development, promotion and sale of their products and may develop products comparable or superior to ours.

         In addition, as the NMS, OSS and BSS markets develop, a number of companies with significantly greater resources than us could attempt to increase their presence in the market independently or by acquiring or forming strategic alliances with our competitors. This could result in increased competition for us.

         Increased competition could result in price reductions, reduced margins or loss of market share. If we are unable to compete successfully against current and future competitors, our revenues and profitability may be reduced.

We may compete with our customers' internal efforts to design NMS, OSS and BSS solutions.

         Some of our customers continuously evaluate whether to design and develop their own NMS, OSS and BSS solutions or purchase them from outside vendors. As a result, we may lose customers and customer opportunities.

Currency fluctuations could reduce our revenues and profitability.

         A large portion of our revenues and expenses are in currencies other than U.S. dollars. Accordingly, fluctuations in exchange rates between these currencies and the U.S. dollar could reduce our revenues and profitability.

We may be unable to attract or exploit indirect sales channels that will market our products effectively.

         In the past, we have relied primarily on direct sales to customers.
In the future, we expect to make increasing use of original equipment manufacturers, commonly referred to as OEMs, strategic marketing agreements and other indirect channels for sales and support of our products. However, we may not be able to attract OEMs and strategic marketing partners that will be able to market our products effectively. The inability to recruit, or the loss of, important OEMs or strategic marketing partners could cause a reduction in our revenues and profitability.

Our future expansion may place a strain on our management personnel and resources.

         Since our inception, our operations have significantly expanded. We intend to continue to expand into new markets worldwide. Expansion places a strain on our management personnel and resources. In addition, to support our expanded operations we will have to hire additional skilled personnel. We may not be successful in expanding our operations or in hiring additional skilled personnel. Competition for qualified personnel is generally intense. Our ability to compete effectively and to manage the future expansion of our operations will require us to continue to improve our financial and management controls, reporting systems and procedures. We may not be able to perform any of these activities successfully and this could harm our business and reduce our profitability.

Due to recent changes in our senior management, we may not be able to achieve our objectives.

         During 2004, several members of our senior management left the employ of the Company. Although we believe that we have been able to replace such management personnel with qualified and skilled individuals, the difficulties inherent in the transition to new management and the absorption of new management personnel could cause a reduction in our efficiency and profitability, may harm perceptions of us in the investment community and may cause our stock price to decline.

If we are unable to retain and attract management and technical personnel, we may not be able to achieve our objectives.

         The success of our business depends in large part on the continuing contributions of our management and technical personnel. If we are unable to retain several key people, this could cause a reduction in our efficiency and profitability, may harm perceptions of us in the investment community and may cause our stock price to decline.

         Our future success also depends on our continuing ability to attract and retain highly qualified management and technical personnel. Highly qualified technical personnel are in demand in Israel, and competition for such personnel is generally intense. If we are not able to attract and retain such personnel when and as needed, our business could be harmed.

Our proprietary technology is difficult to protect and we may lose our rights to it.

         Our success and ability to compete depend in part on our proprietary software technology. We rely on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect our proprietary rights. We currently have no registered patents.

         We are subject to a number of risks relating to intellectual property rights, including the following:

         o the measures we have taken to protect our proprietary rights may not be adequate to prevent others from misappropriating our technology or from independently developing or selling technology or products with features based on or similar to ours;

         o our customers that are given access to our intellectual property rights under rare circumstances, may infringe these rights;

         o our intellectual property rights may be challenged, invalidated, violated or circumvented and may not provide us with any competitive advantage;

         o any future litigation to protect our proprietary rights could result in substantial cost to us, even if we ultimately prevail; and

         o a determination against us in any such litigation could subject us to significant liabilities to other parties and could prevent us from manufacturing, selling or using our products.

         If we lose any of our rights to our proprietary technology, we may not be able to continue our business.

We currently rely on software that we license from third parties, and we may in the future rely on software that we intend to license from third parties. If we fail to maintain these licenses, we may experience delays or reductions in our product shipments and have difficulty continuing our business.

         We rely on software that we license from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. In the future, we may rely on additional software that we intend to license from third parties. Some of these third party software licensors are small or early-stage companies that are not as stable as larger and more established software licensors. Our third-party licensors that are larger and more established software licensors may impose on us stringent conditions to maintain our licenses and may unilaterally change the price and other terms of our licenses. These third party software licenses may not continue to be available to us on commercially reasonable terms or at all or, if available, may infringe upon the proprietary rights of other parties. Our loss of or inability to maintain our existing software licenses or obtain future licenses could result in delays or reductions in our product shipments. These delays or reductions in shipments could cause a reduction in our revenues or profitability and could harm our business.

We may not be able to license an inventory management solution for incorporation into our Netrac product offering on commercially reasonable terms.

         Our Netrac service fulfillment solutions do not currently include an inventory management solution. We have recently ceased our independent development of an inventory management solution for our Netrac service fulfillment solutions. We are currently exploring the possibility of licensing an inventory management solution from a third party for incorporation into our Netrac product offering. In the alternative, we would offer an Application Platform Interface, or API, that would allow customers to operate our Netrac service fulfillment solutions with inventory management solutions that are available on the market. If we are unable to license on commercially reasonable terms an inventory management solution from a third party for incorporation into our Netrac product offering, we may lose potential customers that are seeking a comprehensive solution that includes an inventory management component. Our loss of these potential customers could harm our business.

Our technology may infringe on the intellectual property rights of third parties and we may lose our rights to it.

         We rely on our proprietary software technology to compete in our markets. We are subject to a number of risks relating to intellectual property rights, including the following:

         o we expect that software product developers will be increasingly subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps;

         o we may inadvertently violate the intellectual property rights of other parties and other parties may assert infringement claims against us;

         o if we violate the intellectual property rights of other parties we may be required to modify our products or intellectual property or obtain a license to permit their continued use;

         o any future litigation to defend us against allegations that we have infringed the rights of others could result in substantial cost to us, even if we ultimately prevail; and

         o determination against us in any such litigation could subject us to significant liabilities to other parties and could prevent us from manufacturing, selling or using our products.

         If we lose any of our rights to our proprietary technology, we may not be able to continue our business.

Defects in our software products could reduce our revenues and harm our reputation.

         The development, enhancement and implementation of our complex software products involve substantial risks of product defects or failures. Despite testing by us and our customers, errors may be found in products after they are licensed to customers. This could result in:

         o     a delay in recognition or loss of revenues;

         o     loss of market share; and

         o     failure to achieve market acceptance.

         The complexities of the implementation of our products involve additional risks of performance failure and substantial delays. Because our customer base consists of a relatively limited number of users, the harm to our reputation that could result from product defects or implementation errors could be especially damaging. This could seriously harm our business.

One entity owns a substantial amount of our shares and may influence our affairs.

         Immediately prior to the closing of the private placement transaction on January 3, 2005, Team Software Industries Ltd., a wholly-owned subsidiary of Team Computers and Systems Ltd., owned 5,962,550 of our ordinary shares, representing approximately 50.22% of our outstanding share capital.
Immediately following the closing of the private placement transaction,
Team Software Industries Ltd. held approximately 32.21% of our outstanding share capital. These shares may be deemed to be beneficially owned together by:

         o Arad Investments and Industrial Development Ltd., the holder of approximately 57.12% of the shares of Team Computers;

         o Shlomo Eisenberg, the chairman of the boards of directors of Arad, Team Computers and Team Software, and the holder of approximately 14.6% of the shares of Team Computers directly, and a member of the controlling group of shareholders of Arad; and

         o Meir Lipshes, the chairman of our board of directors, a director of Team Computers and Team Software, and the holder of approximately 8.4% of the shares of Team Computers directly.

         As a result, Team Software, Team Computers, Shlomo Eisenberg or Meir Lipshes will have a very significant influence on the election of our directors and on decisions by our shareholders on matters submitted to shareholder vote, including mergers, consolidations and the sale of all or substantially all of our assets.

Conflicts of interest may arise with Team Computers.

         Any decision we make concerning our relationship with Team Computers has to be made either by our board of directors, which is significantly influenced by Team Computers, or in certain instances by our shareholders, including Team Software, a wholly-owned subsidiary of Team Computers. Although such decisions must be approved by our audit committee, and are subject to compliance with provisions of Israeli law concerning related-party transactions, Team Computers could exercise its influence over our affairs in its own interest to the detriment of our other shareholders.

Our former Chairman's conviction for violations under Israel's Securities Law and Penal Law may have adverse effects on our business.

         Shlomo Eisenberg, the former chairman of our board of directors and one of the members of the group of shareholders who indirectly control the largest beneficial owner of our shares, Team Software, has been convicted and sentenced on several counts under Israel's Securities Law and Penal Law which are not related to the Company. For more details regarding this matter, please see the discussion under "Item 6A - Directors and Senior Management" in our annual report on Form 20-F for the year ended December 31, 2003. Mr. Eisenberg informed the Company that he is in the process of appealing the conviction and the sentence. As of our Annual General Meeting of Shareholders held on December 29, 2004, Mr. Eisenberg ceased to be a member of our board of directors. The conclusion of Mr. Eisenberg's services may have adverse effects on our business.

The rights of the holders of our Series A Preferred Shares are superior to those of the holders of our ordinary shares.

         We recently issued 6,636,389 Series A Preferred Shares to the investors in the private placement transaction described elsewhere in this prospectus. These preferential rights include:

         o weighted-average anti-dilution protection in the event that following the closing of the transaction we issue or are deemed to have issued (subject to certain exceptions) ordinary shares at a price per share that is lower than the conversion price in effect at the time of such issuance or deemed issuance, which could result in dilution of the holdings of ordinary shareholders;

         o a preference in the event of the Company's liquidation, which could result in the holders of our ordinary shares recovering a lesser amount in the event of our liquidation than they would have received had we not issued the Series A Preferred Shares;

         o veto rights over certain material actions by the Company, which could be exercised by the holders of the Series A Preferred Shares in a manner detrimental to the interests of the holders of our ordinary shares; and

         o the right to nominate one member to our board of directors, which could result in such member voting on matters brought before our board of directors in a manner detrimental to the interests of the holders of our ordinary shares.

         In addition, the investors have rights of first offer in the event we propose to offer or sell any of our ordinary shares in one or more transactions not involving a public offering prior to the first anniversary of the date upon which the registration statement of which this prospectus is a part is declared effective by the SEC.

A securities class action lawsuit against us could harm our business.

         A putative shareholder class action lawsuit was filed in September 2004 against the Company, Team Software Industries Ltd. and certain of the Company's executive officers. The lawsuit purports to be a class action filed on behalf of persons who held our shares during the period between May 15, 2001 and November 14, 2002. The complaint alleges that material misrepresentations and omissions concerning the Company's operations and performance artificially inflated the Company's stock price, causing damages to investors. Based on our preliminary review of the complaint, we believe that the claims are without merit and intend to vigorously defend the actions. However, this purported class action is in a very preliminary stage, and we cannot predict the outcome of this dispute. In the event of an unfavorable resolution, we may be required to pay damages and other costs in excess of the amounts covered by our insurance. In addition, the defense of this action may divert the attention of some of our management from other aspects of our business. Accordingly, this action could have a materially adverse effect on our results of operations and financial condition.

We may not be successful in our ongoing lawsuit with a former major customer.

         On November 13, 2002, we received a letter from a major customer notifying us of the termination of its agreement with us dated January 30, 2002, for the supply by us of a Manager of Managers system ("MoM"), and its intention to call the performance bond issued by a bank on our behalf under the agreement. We believe that this customer terminated the agreement unlawfully, and in violation of the termination provisions set out in the agreement.

         We filed an application in an English court on November 18, 2002, requesting an injunction to prevent the customer from calling the bond. During the hearings on this matter, the customer asserted (among other things) that it was entitled to terminate the agreement as a result of our failure to deliver specific functionalities of the MoM by the milestone dates set out in the agreement. In response, we asserted (among other things) that the milestone dates were varied by the agreement of the parties, that we substantially met the revised milestone dates, and to the extent that there was any failure to do so, any delay was caused by the customer. An interim injunction pending a further hearing was granted.

         On January 23, 2003, an order was issued denying our request for the injunction to continue, on a number of grounds, including that our submissions were fact-based and related to the merits of the termination and not the procedural validity of the termination or the conformity of the written notice with the requirements of the agreement. For that and other reasons, the court held that our submissions were not capable of supporting an application to restrain a call on the bond. Thereafter, an amount representing the amount of the bond, approximately (pound)1 million, was paid to the customer out of monies previously paid into court as security by us. Under the circumstances, the bond did not need to be (and was not) called by the customer.

         Because we believe that the termination of the agreement was unlawful, court proceedings were commenced (as part of the injunction proceedings) claiming damages for the customer's wrongful repudiation of the agreement. During the course of the hearings regarding our application for an injunction, the customer indicated that it intends to bring a "substantial" counterclaim (which, in the context of the agreement, could run to several millions of British pounds) against us for our alleged failure to complete the supply of the MoM. The customer has of yet provided no details of its grounds for this counterclaim.

         Our management believes, in light of the facts surrounding our relationship with this customer, and following consultations with legal counsel, that we have reasonable prospects of establishing that the customer was not entitled to terminate the agreement and by its conduct repudiated the agreement. We cannot currently quantify the amount of damages that we would receive if we were to succeed in a lawsuit against the customer, and we cannot estimate the amount of damages that could be sought by the customer in a potential counterclaim. We are currently considering our options with respect to the best manner in which to pursue damages from this customer.

We do not intend to pay dividends.

         We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain any future earnings to finance operations and to expand our business and, therefore, do not expect to pay any cash dividends in the foreseeable future.

If we are characterized as a passive foreign investment company, our U.S. shareholders may suffer adverse tax consequences.

         If, for any taxable year, our passive income, or our assets which produce passive income, exceed specified levels, we may be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. This characterization could result in adverse U.S. tax consequences for our U.S. shareholders, which may include having gains realized on the sale of our ordinary shares treated as ordinary income, rather than as capital gains income, having potentially punitive interest charges apply to those gains, and the denial of the taxation of certain dividends paid by us at the lower rates applicable to long-term capital gains. A U.S. shareholder is a holder of our ordinary shares who is: (i) a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for U.S.
tax purposes) created or organized in the United States or under the laws of the United States or of any state; (iii) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Although we do not believe that we have been a PFIC for any tax year through and including 2003, the tests for determining PFIC status are applied annually and are based in part on reference to the market value of our shares and valuing our intangible assets, and it is difficult to make accurate predictions about these items. Accordingly, we cannot make any assurances to you about our status after 2003. If we are characterized as a PFIC, one method a U.S. shareholder could utilize to avoid the negative tax consequences is making a "qualified electing fund" election. However, such an election is conditioned upon our furnishing U.S. shareholders annually with certain tax information. We do not presently prepare or provide such information, and such information may not be available to U.S. shareholders if we are subsequently determined to be a PFIC. U.S. shareholders are urged to consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in our ordinary shares.

Risks Relating to Operations in Israel

Conditions in Israel could harm our results of operations.

         We are incorporated under the laws of Israel, and our principal offices are located in Israel. Accordingly, political economic and military conditions in Israel directly affect our operations. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been a high level of violence and hostilities between Israel and the Palestinians, which has led to a crisis in the entire peace process and has affected Israel's relationship with its Arab citizens and several Arab countries. Such ongoing hostilities may hinder Israel's international trade relations and may limit the geographic markets where we can sell our products. Furthermore, several countries restrict business with Israel and Israeli companies, and additional companies may restrict doing business with Israel and Israeli companies as the result of the recent increase in hostilities.

         We do not believe that the political and security situation has had a material impact on our business to date; however, we can give no assurance that it will have no such effect in the future. Any hostilities involving Israel or threatening Israel, or the interruption or curtailment of trade between Israel and its present trading partners or a significant downturn in the economic conditions in Israel could adversely affect our operations.

The rate of inflation in Israel may negatively impact our costs if it exceeds the rate of devaluation of the NIS against the U.S. dollar.

         The majority of our revenues are denominated in U.S. dollars or are U.S. dollar-linked, but we incur a significant portion of our expenses, principally the rent for our facilities in Israel and salaries and related personnel expenses in Israel, in NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the U.S. dollar or that the timing of this devaluation lags behind inflation in Israel. In that event, the U.S. dollar cost of our operations in Israel will increase and our U.S. dollar-measured results of operations will be adversely affected.

         To date, we have not engaged in hedging transactions. In the future, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the U.S. dollar against the NIS. If we perform hedging transactions, they may not adequately protect us from the effects of inflation in Israel.

The tax benefits we currently receive require us to meet several conditions, which we may fail to satisfy.

         Our investment programs were granted the status of an approved enterprise under Israel's Law for Encouragement of Capital Investments,
1959, or the Investments Law. An approved enterprise is eligible for tax benefits on taxable income derived from its approved enterprise programs.
The benefits available to an approved enterprise are dependent upon the fulfillment of conditions stipulated in applicable law and the certificate of approval. If we fail to comply with these conditions, in whole or in part, with respect to any approved enterprise program we establish, we may be required to pay additional taxes for the period in which we benefited from the tax exemption or reduced tax rates and we would likely be denied these benefits in the future. This could harm our business and our profitability.

The tax benefits we currently receive may be reduced in the future.

         The applicable law regarding approved enterprise programs will expire on March 31, 2005. Accordingly, requests for new programs or expansions that are not approved on or before March 31, 2005 will not confer any tax benefits, unless the term of the law will be extended. On January 12, 2005, a bill was submitted to the Israeli parliament providing for certain changes to the Investments Law. Among other things, the bill proposes certain changes to both the criteria and procedure for obtaining approved enterprise status for an investment program, and changes to the grants and tax benefits afforded in certain circumstances to approved enterprises under the Investments Law. The proposed amendment is expected to apply to new investment programs following the enactment of the bill into law. In order to enact the bill as legislation, the bill must be approved by the Israeli parliament and published. Because we cannot predict whether, and to what extent, the bill will eventually be enacted into law, we and our shareholders face uncertainties as to the potential consequences of the bill. Our approved enterprise program and the tax benefits thereunder may not continue in the future at their current levels or at any level. The termination or reduction of these tax benefits would likely increase our taxes. The amount, if any, by which our taxes would increase will depend upon the rate of the tax increase, the amount of any tax benefit reduction, and the amount of any taxable income that we may earn in the future.

The government programs we currently participate in require us to meet several conditions, which we may fail to satisfy.

         We receive grants and participate in programs sponsored by the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, the Israel-United States Binational Industrial Research and Development Foundation, known as the BIRD Foundation and from the European Union.
To maintain our eligibility for these programs we must continue to meet several conditions under these grant programs, including paying royalties with respect to the grants received. In addition, some of these programs restrict our ability to manufacture particular products or transfer particular technology outside of Israel, or require that we share with others intellectual property rights that are the subject of such grants. If we fail to comply with these conditions in the future, the benefits received could be cancelled. We could also be required to refund any payment previously received under these programs. If we do not receive these grants in the future, we will have to allocate other funds to product development at the expense of other operational costs.

The government programs in which we currently participate may be terminated or reduced in the future which would increase our costs.

         The Israeli government has reduced the benefits available under the Office of the Chief Scientist programs in recent years, and has indicated that it may reduce or eliminate these benefits in the future. These programs may not continue in the future at their current levels or at any level. From time to time we submit requests for new grants from the Office of the Chief Scientist. These requests might not be approved, particularly in light of the difficult economic conditions in Israel. The termination or reduction of these grants would require us to divert other funds to product development and increase our other operational costs.

Our results of operations could be negatively affected by the obligations of our personnel to perform military service.

         Most of our executive officers and employees in Israel are obligated to perform annual military reserve duty. They may also be further subject to being called to active duty at any time under emergency circumstances and could be required to serve in the military for extended periods of time.
Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees because of military service. The full impact on our workforce or business if some of our executive officers and employees will be called upon to perform military service, especially in times of national emergency, is difficult to predict. Any disruption in our operations as the result of military service by key personnel could harm our business.

It may be difficult to enforce a U.S. judgment against us, our officers and directors or to assert U.S. securities law claims in Israel.

         Service of process upon our directors and officers may be difficult to effect within the United States because some of these people reside outside the United States. Any judgment obtained in the United States against us or these individuals or entities may not be enforceable within the United States.

         There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a U.S. final executory judgment in a civil matter, provided that:

         o adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

         o the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

         o the judgment was obtained after due process before a court of competent jurisdiction according to the rules of private international law prevailing in Israel;

         o the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties;

         o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the U.S. court; and

         o the U.S. court is not prohibited from enforcing the judgments of Israeli courts.

         If a foreign judgment is enforced by an Israeli court, it generally will be payable in new Israeli shekels, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action to recover an amount in non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in new Israeli shekels at the rate of exchange on the date of payment, but the judgment debtor also may make payment in non-Israeli currency. Pending collection, the amount of the judgment of an Israeli court stated in new Israeli shekels ordinarily will be linked to the Israel Consumer Price Index plus interest at the annual rate (set by Israeli law) prevailing at that time. Judgment creditors bear the risk of unfavorable exchange rates.

Provisions of Israeli law could delay, prevent or make difficult a merger or other business combination.

         Provisions of Israeli corporate law may have the effect of delaying, preventing or making more difficult a merger with, or acquisition of, us. The Israeli Companies Law generally provides that a merger be approved by the board of directors and a majority of the shares present and voting on the proposed merger at a meeting called upon at least 21 days' notice. For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares not held by the other party to the merger (or by any person who holds 25% or more of the shares or the right to appoint 25% or more of the directors of the other party or its general manager) have voted against the merger. Upon the request of any creditor of a party to the proposed merger, a court may delay or prevent the merger if it concludes that there is a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the surviving company. Finally, a merger may not be completed unless at least 70 days have passed since the filing of a merger proposal signed by both parties with the Israeli Registrar of Companies.

         The Companies Law also provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company. Similarly, an acquisition of shares must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, unless there is already a majority shareholder of the company. In any event, if as a result of an acquisition of shares the acquirer will hold more than 90% of a company's shares, the acquisition must be made by means of a tender offer for all of the shares.

         Finally, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation, to taxation prior to the sale of the shares received in such stock-for-stock swap.

Risks Related to the Market for Our Ordinary Shares

Our share price has fluctuated and could continue to fluctuate significantly.

         The market price for our ordinary shares, as well as the prices of shares of other technology companies, has been volatile. Numerous factors, many of which are beyond our control, may cause the market price of our ordinary shares to fluctuate significantly, such as:

         o fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;

         o shortfalls in our operating results from levels forecast by securities analysts;

         o     announcements concerning us or our competitors;

         o the introduction of new telecommunications services and new industry standards;

         o     changes in pricing policies by us or our competitors;

         o general market conditions, and changes in market conditions in our industry;

         o the general state of the securities market (particularly the technology sector); and

         o political, economic and other developments in the State of Israel and worldwide.

         In addition, trading in shares of companies quoted on the Nasdaq National Market in general and trading in shares of technology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance. The price levels of technology stocks quoted on the Nasdaq National Market decreased significantly during 2001, 2002, 2003 and 2004. These broad market and industry factors may depress our share price, regardless of our operating results.

Substantial future sales of our ordinary shares may depress our share price.

         If our shareholders sell substantial amounts of our ordinary shares, including shares issued upon the exercise of outstanding warrants or employee options, or if the perception exists that our shareholders may sell a substantial number of our ordinary shares, the market price of our ordinary shares may fall. Any substantial sales of our shares in the public market also might make it more difficult for us to sell equity or equity related securities in the future at a time and in a place we deem appropriate.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates historical information and forward-looking statements within the meaning of the federal securities laws. Statements looking forward in time are included in this prospectus pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein, including all of the risks and uncertainties discussed under "Risk Factors" and elsewhere in this prospectus, as well as in the documents we have incorporated by reference. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements and you should therefore not rely on these forward-looking statements, which are applicable only as of the date hereof.

         We urge you to consider that statements that use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate," "project" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that could cause our actual results to differ materially include, but are not limited to, those discussed above under "Risk Factors," elsewhere in this prospectus and in the documents we have incorporated by reference.

         Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based.

                     OFFER STATISTICS AND EXPECTED TIMETABLE

         The selling shareholders identified in this prospectus may sell from time to time up to 12,980,778 ordinary shares. See "The Offer and the Listing" below. The offering shall remain open until the earlier of (i) such time as all of the ordinary shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act. We will announce the closure of the offering through a press release or other means reasonably sufficient to notify prospective purchasers.

                         CAPITALIZATION AND INDEBTEDNESS

         The following table sets forth unaudited consolidated short-term debt and capitalization, determined in accordance with accounting principles generally accepted in the United States ("GAAP"), as at September 30, 2004 and as adjusted to give effect to the sale of Series A Preferred Shares to the selling shareholders on January 3, 2005. The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.




      ------------------------------------- --------------------------------------------------------
                                                              September 30, 2004
                                                            Actual                    As Adjusted
                                                                      (in thousands)
                                            -------------------------------------------------------

      ------------------------------------- --------------------------- ----------------------------


      Short-term debt..................                           -                            -
      ------------------------------------- --------------------------- ----------------------------
      Long-term debt..................                            -                            -
      ------------------------------------- --------------------------- ----------------------------

      ------------------------------------- --------------------------- ----------------------------
      Total shareholders' equity......                         $32,224                      $45,575
      ------------------------------------- --------------------------- ----------------------------



                    REASONS FOR THE OFFER AND USE OF PROCEEDS

         On January 3, 2005, we completed a private placement transaction in which we issued (i) 6,636,389 Series A Convertible Preferred Shares, par value NIS 0.50 each (the "Series A Preferred Shares"), at a purchase price of $2.20 per share (the "Price Per Share"), resulting in aggregate proceeds (before expenses) of approximately $14.6 million and (ii) warrants to purchase up to 2,654,556 of our ordinary shares.

         The rights of the holders of Series A Preferred Shares include:

         o weighted-average anti-dilution protection in the event that following the closing of the transaction we issue or are deemed to have issued (subject to certain exceptions) ordinary shares at a price per share that is lower than the conversion price in effect at the time of such issuance or deemed issuance;

         o     a preference in the event of liquidation of the Company;

         o     veto rights over certain material actions by the Company; and

         o     the right to nominate one member of our board of directors.

         The Series A Preferred Shares will automatically convert into ordinary shares in the event that, at any time commencing two years from the effective date of the registration statement of which this prospectus is a part, our ordinary shares trade at a closing bid price of 100% above the Price Per Share (i.e. $4.40) for a 20 consecutive trading day period, with an average daily trading volume of at least 100,000 shares per day during such period.

         The warrants are exercisable for a period of 6 years, at an exercise price of $2.50 per ordinary share, and have weighted average anti-dilution protection in the event that during the 6 year period following the closing of the transaction we issue or are deemed to have issued (subject to certain exceptions) ordinary shares at a price per share that is lower than the exercise price in effect at the time of such issuance or deemed issuance.

         In addition, the purchasers of our Series A Preferred Shares have rights of first offer in the event we propose to offer or sell any of our ordinary shares in one or more transactions not including a public offering prior to the first anniversary of the date upon which the registration statement of which this prospectus is a part is declared effective by the SEC.

         We agreed with the purchasers of our Series A Preferred Shares and warrants to register for public resale 9,954,584 ordinary shares for issuance upon conversion of the Series A Preferred Shares, representing 150% of the initial number of issued Series A Preferred Shares issued to them in the private placement, and the 2,654,556 ordinary shares issuable to them upon exercise of the warrants. In addition, we agreed to register 371,638 ordinary shares underlying the same number of warrants issued to Oppenheimer & Co., the placement agent for the private placement transaction. These warrants are exercisable for a period of 4 years, at an exercise price of $2.64 per ordinary share, and have weighted-average anti-dilution protection in the event that during the 6 year period following the closing of the transaction we issue or are deemed to have issued (subject to certain exceptions) ordinary shares at a price per share that is lower than the exercise price in effect at the time of such issuance or deemed issuance.

         This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the SEC, to satisfy our obligations to the purchasers of our ordinary shares and warrants in the private placement transaction, and to the placement agent for such transaction.

         Accordingly, this prospectus covers:

         o the disposition by the selling shareholders of the ordinary shares issuable upon the conversion of the Series A Preferred \ Shares issued in the private placement; and

         o the disposition by the selling shareholders of the ordinary shares issuable upon exercise of the warrants issued in the private placement.

         We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders. We expect to receive $7,617,514.30 before expenses if the warrants are exercised for cash in full. We intend to use the net proceeds from any exercises of the warrants by the selling shareholders for working capital and general corporate purposes.

                      PRICE HISTORY OF OUR ORDINARY SHARES

         Our ordinary shares have been traded on the Nasdaq National Market under the symbol "TTIL" since our initial public offering on December 4, 1996. The following tables set forth, for the periods indicated, the high ask and low bid prices of our ordinary shares, as reported by the Nasdaq National Market.



                                                                                 High                    Low
------------------------------------------------------------------------ ---------------------- ----------------------
2000:

Full Year................................................................        $50.75                 $14.13

2001:
Full Year................................................................        $26.84                 $10.19

2002:
Full Year................................................................        $34.50                  $4.11

2003:
Full Year................................................................         $6.65                  $4.05
First Quarter.......................................................               5.97                   4.05
Second Quarter......................................................               5.80                   4.40
Third Quarter.......................................................               6.25                   4.17
Fourth Quarter......................................................               6.65                   4.56

2004:
Full Year................................................................         $6.40                  $1.71
First Quarter.......................................................               6.40                   4.67
Second Quarter......................................................               6.19                   3.11
Third Quarter.......................................................               3.20                   1.71
Fourth Quarter......................................................               2.63                   1.82

Most Recent Six Months:
July 2004...............................................................          $3.20                  $2.20
August 2004............................................................            2.39                   1.71
September 2004......................................................               2.55                   1.77
October 2004..........................................................             2.20                   1.82
November 2004......................................................                2.63                   1.86
December 2004.......................................................               2.50                   2.00

         On January 18, 2005, the last reported sale price of our ordinary shares on the Nasdaq National Market was $2.37 per share.

                              SELLING SHAREHOLDERS

         This prospectus covers 9,954,584 ordinary shares which may be issuable upon conversion of 6,636,389 Series A Preferred Shares which we issued to the selling shareholders (other than Oppenheimer & Co.) in a private placement transaction on January 3, 2005 (including ordinary shares that are required to be issued upon the exercise of weighted average anti-dilution rights in accordance with the terms of the Series A Preferred Shares as described under "Reasons for the Offer and Use of Proceeds" above), as well as 2,654,556 ordinary shares which are issuable upon the exercise of warrants we issued to the selling shareholders (other than Oppenheimer & Co.) in the same private placement transaction. This prospectus also covers 371,638 ordinary shares which are issuable upon the exercise of warrants we issued to Oppenheimer & Co., placement agent for the private placement transaction.

         Under the terms of such transaction, we agreed that we would file a registration statement covering the disposition of the ordinary shares issued to the selling shareholders in the private placement and the disposition by the selling shareholders of our ordinary shares issuable upon exercise of the warrants.

         The following table sets forth information about the beneficial ownership of each selling shareholder as to:

         o the number of ordinary shares that are beneficially held by the selling shareholder; and

         o the maximum number of shares that may be offered by each selling shareholder by this prospectus.

         We cannot estimate the number of ordinary shares that will be beneficially owned by the selling shareholders after completion of this offering because the selling shareholders may convert all, some or none of the Series A Preferred Shares beneficially owned by them prior to this offering into ordinary shares, may exercise all, some or none of the warrants beneficially owned by them prior to this offering and may dispose of all, some or none of the ordinary shares issuable to them upon conversion of the Series A Preferred Shares and exercise of the warrants beneficially owned by them prior to this offering and may subsequently acquire beneficial ownership of other shares. Our registration of these securities does not necessarily mean that the selling shareholders will dispose of any or all of the securities.

         The information provided in the table below is provided as of January 20, 2005. The number of shares deemed to be beneficially held by the respective person or entity includes shares issuable upon conversion of Series A Preferred Shares and the exercise of warrants held by the respective person or entity that may be converted or exercised within 60 days after January 20, 2005. For purposes of calculating each person's or entity's percentage ownership of outstanding ordinary shares (the second column in the table below), the number of outstanding shares includes the 11,872,938 ordinary shares outstanding on January 20, 2005, plus shares issuable upon the conversion or exercise of that person's or entity's Series A Preferred Shares (assuming conversion of each Series A Preferred Share into one ordinary share), and warrants that are convertible or exercisable within 60 days after January 20, 2005. For purposes of calculating each person's or entity's percentage ownership of outstanding ordinary shares and Series A Preferred Shares (the sixth column in the table below), the number of outstanding shares includes the 11,872,938 ordinary shares and 6,636,389 Series A Preferred Shares outstanding on January 20, 2005, plus warrants that are convertible or exercisable within 60 days after January 20, 2005.
Except as indicated in the footnotes below, to our knowledge, the persons named in this table have sole voting and investment power with respect to the shares beneficially owned by them.





                                                                           -----------------
                                                                                                                 PERCENTAGE OF
                                                                               SERIES A                           OUTSTANDING
                                                             NUMBER OF     PREFERRED SHARES    PERCENTAGE OF      ORDINARY
                        ORDINARY SHARES    PERCENTAGE OF      ORDINARY       BENEFICIALLY       OUTSTANDING       SHARES AND
                          BENEFICIALLY      OUTSTANDING        SHARES       OWNED PRIOR TO       SERIES A          SERIES A
   NAME OF SELLING       OWNED PRIOR TO      ORDINARY         OFFERED        THE OFFERING        PREFERRED        PREFERRED
     SHAREHOLDER        THE OFFERING(1)       SHARES         HEREBY(1)                            SHARES            SHARES


LIBERTYVIEW SPECIAL         1,909,089(3)        13.85%       1,909,089(3)       1,363,635           20.55%            9.35%
OPPORTUNITIES FUND,
LP(2)

111 River Street,
Suite 1000, Hoboken,
NJ 07030-5776

LIBERTYVIEW FUNDS,          1,272,726(4)         9.68%        1,272,726(4)        909,090           13.70%            6.43%
LP(2)

111 River Street,
Suite 1000, Hoboken,
NJ 07030-5776

TRUST D FOR A  PORTION        318,182(5)         2.61%          318,182(5)        227,273            3.42%            1.69%
OF THE  ASSETS  OF THE
KODAK       RETIREMENT
INCOME  PLAN (2)

111   River    Street,
Suite  1000,  Hoboken,
NJ 07030-5776

LEAF INVESTMENT               991,283(7)         7.71%          991,283(7)        708,059           10.67%            5.08%
PARTNERS, LP (6)

515 Madison Avenue,
Suite 4200, New York,
NY 10022

LEAF OFFSHORE                 281,445(8)         2.32%         281,445(8)         201,032            3.03%            1.50%
INVESTMENT FUND,
LTD.(6)

515 Madison Avenue,
Suite 4200, New York,
NY 10022

BLUEGRASS GROWTH              127,273(10)        1.06%         127,273(10)         90,909            1.37%            0.68%
FUND, LP(9)

122 E. 42nd Street,
Suite 2606, New York,
NY 10168

BLUEGRASS GROWTH              127,273(11)        1.06%         127,273(11)         90,909            1.37%            0.68%
FUND, LTD. (9)

122 E. 42nd Street,
Suite 2606, New York,
NY 10168

LB CAPITAL                    254,545(13)        2.10%         254,545(13)        181,818            2.74%            1.36%
INVESTMENTS(12)

10 Sinclair Terrace,
Short Hills, NJ 07078

SENVEST MASTER FUND,          159,110(15)        1.32%          159,110(15)       113,650            1.71%            0.85%
LP(14)

680 Fifth Avenue,
Suite 1300, New York,
NY 10019

SENVEST ISRAEL                159,110(16)        1.32%          159,110(16)       113,650            1.71%            0.85%
PARTNERS, LP(14)

680 Fifth Avenue,
Suite 1300, New York,
NY 10019

CLOSE FINSBURY                 63,637(18)        0.53%           63,637(18)        45,455             0.68%           0.34%
EUROTECH(17)

Lake Kennedy,
Reabourne, 4 Crown
Place, London EC2A 4BT

CLOSE FINSBURY GLOBAL           9,545(19)        0.08%            9,545(19)         6,818             0.10%           0.05%
INVESTMENT -
TECHNOLOGY FUND(17)

Lake Kennedy,
Reabourne, 4 Crown
Place, London EC2A 4BT

CONSULTA(17)                  159,091(20)        1.32%          159,091(20)        113,636            1.71%           0.85%
Lake Kennedy,
Reabourne, 4 Crown
Place, London EC2A 4BT

CLOSE TECH & GENERAL           44,545(21)        0.37%           44,545(21)         31,818            0.48%           0.24%
VCT(17)

Lake Kennedy,
Reabourne, 4 Crown
Place, London EC2A 4BT

FINSBURY TECHNOLOGY           677,727(22)        5.40%           677,727(22)       484,091             7.30%          3.53%
TRUST(17)

Lake Kennedy,
Reabourne, 4 Crown
Place, London EC2A 4BT

CRESTVIEW CAPITAL           1,272,727(23)        9.68%         1,272,727(23)       909,091             13.70%         6.43%
MASTER FUND LLC

95 Revere Drive,
Suite A, Northbrook,
IL 60062

CHOMSKI HOLDINGS &             31,818(24)        0.27%            31,818(24)        22,727             0.34%          0.17%
INVESTMENTS (2002)
LTD.

21 Ha'arba'ah Street,
Tel Aviv 64739, Israel

SPHERA MASTER FUND            445,455(26)        3.62%           445,455(26)       318,182             4.80%          2.35%
LP(25)

21 Ha'arba'ah Street,
Tel Aviv 64739, Israel

SHREM, FUDIM, KELNER          190,909(27)        1.58%        190,909(27)          136,364             2.05%          1.02%
& CO. LTD.(25)

21 Ha'arba'ah Street,
Tel Aviv 64739, Israel

ABRAHAM KOREN                 318,182(28)        2.61%         318,182(28)         227,273             3.42%          1.69%

4 Hagoud Hivri
Street, Holon 58276,
Israel

SKIRITAI CAPITAL LLC          477,273(29)        3.86%         477,273(29)         340,909             5.14%          2.51%

60 Montgomery Street,
#1112, San Francisco,
CA 94111

OPPENHEIMER & CO.             270,819(31)        2.23%         270,819(31)            --             --               1.44%
INC.(30)

125 Broad Street -
16th Floor, New York,
NY 10004

STANLEY STERN(32)             100,819(33)        0.84%         100,819(33)            --             --               0.54%

125 Broad Street, New
York, NY 10004

(1) The numbers of shares beneficially owned prior to the offering and the number of shares offered hereby include 6,636,389 ordinary shares issuable upon conversion of the Series A Preferred Shares and 3,026,194 ordinary shares issuable upon exercise of the warrants issued to the selling shareholders, but do not include an aggregate of 3,318,195 additional ordinary shares being registered that are issuable in connection with the anti-dilution rights of the holders of the Series A Preferred Shares.
(2) LibertyView Special Opportunities Fund, LP, LibertyView Funds, LP and Trust D for a Portion of the Assets of the Kodak Retirement Income Plan, have a common investment advisor that has been hired to manage their portfolios. Since they have hired a common investment advisor, these entities are likely to vote together. Additionally, there may be common investors within the different accounts managed by the same investment advisor.
(3) Includes 1,363,635 ordinary shares issuable upon conversion of Series A Preferred Shares and 545,454 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(4) Includes 909,090 ordinary shares issuable upon conversion of Series A Preferred Shares and 363,636 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(5) Includes 227,273 ordinary shares issuable upon conversion of Series A Preferred Shares and 90,909 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(6) Leaf Investment Partners, LP and Leaf Offshore Investment Fund, Ltd. have a common investment advisor that has been hired to manage their portfolios. Each fund has its own board and makes its own decisions, but since they have hired a common investment advisor, these entities are likely to vote together. Additionally, there may be common investors within the different funds managed by the same investment advisor.
(7) Includes 708,059 ordinary shares issuable upon conversion of Series A Preferred Shares and 283,224 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(8) Includes 201,032 ordinary shares issuable upon conversion of Series A Preferred Shares and 80,413 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(9) Bluegrass Growth Fund, LP and Bluegrass Growth Fund, Ltd. have a common investment advisor that has been hired to manage their portfolios. Each fund has its own board and makes its own decisions, but since they have hired a common investment advisor, these entities are likely to vote together. Additionally, there may be common investors within the different funds managed by the same investment advisor.
(10) Includes 90,909 ordinary shares issuable upon conversion of Series A Preferred Shares and 36,364 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(11) Includes 90,909 ordinary shares issuable upon conversion of Series A Preferred Shares and 36,364 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(12) Lior Bregman is the beneficial owner of all of the shares held by LB Capital Investments. Mr. Bregman is a director of the Company.
(13) Includes 181,818 ordinary shares issuable upon conversion of Series A Preferred Shares and 72,727 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(14) Senvest Partners, LP and Senvest Israel Partners, LP have a common investment advisor that has been hired to manage their portfolios. Each fund has its own board and makes its own decisions, but since they have hired a common investment advisor, these entities are likely to vote together. Additionally, there may be common investors within the different funds managed by the same investment advisor.
(15) Includes 113,650 ordinary shares issuable upon conversion of Series A Preferred Shares and 45,460 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(16) Includes 113,650 ordinary shares issuable upon conversion of Series A Preferred Shares and 45,460 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(17) Close Finsbury Eurotech, Close Finsbury Global Investment - Technology Fund, Consulta, Close Tech & General VCT and Finsbury Technology Trust have a common investment advisor that has been hired to manage their portfolios. Each fund has its own board and makes its own decisions, but since they have hired a common investment advisor, these entities are likely to vote together. Additionally, there may be common investors within the different funds managed by the same investment advisor.
(18) Includes 45,455 ordinary shares issuable upon conversion of Series A Preferred Shares and 18,182 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(19) Includes 6,818 ordinary shares issuable upon conversion of Series A Preferred Shares and 2,727 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(20) Includes 113,636 ordinary shares issuable upon conversion of Series A Preferred Shares and 45,455 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(21) Includes 31,818 ordinary shares issuable upon conversion of Series A Preferred Shares and 12,727 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(22) Includes 484,091 ordinary shares issuable upon conversion of Series A Preferred Shares and 193,636 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(23) Includes 909,091 ordinary shares issuable upon conversion of Series A Preferred Shares and 363,636 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(24) Includes 22,727 ordinary shares issuable upon conversion of Series A Preferred Shares and 9,091 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(25) Shrem, Fudim, Kelner & Co. Ltd. owns 51% of the interests in the Sphera Master Fund LP.
(26) Includes 318,182 ordinary shares issuable upon conversion of Series A Preferred Shares and 127,273 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(27) Includes 136,364 ordinary shares issuable upon conversion of Series A Preferred Shares and 54,545 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(28) Includes 227,273 ordinary shares issuable upon conversion of Series A Preferred Shares and 90,909 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(29) Includes 340,909 ordinary shares issuable upon conversion of Series A Preferred Shares and 136,364 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.50 per share.
(30) Includes 185,819 warrants held for the account of Oppenheimer & Co. Inc., and 85,000 warrants held for the account of employees of Oppenheimer & Co. Inc.
(31) Includes 270,819 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.64 per share. (32) Includes 60,819 warrants held for the account of Stanley Stern, and 40,000 warrants held for the account of children of Stanley Stern, in respect of which Stanley Stern has discretion to exercise the warrants and to dispose of the ordinary shares underlying such warrants.
(33) Includes 100,819 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $2.64 per share.

                              PLAN OF DISTRIBUTION

         The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests therein on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

         The selling shareholders may use any one or more of the following methods when disposing of ordinary shares or interests therein:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o     privately negotiated transactions;

         o short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

         o broker-dealers may agree with the selling shareholders to sell a specified number of such ordinary shares at a stipulated price per share;

         o     a combination of any such methods of sale; and

         o     any other method permitted pursuant to applicable law.

         The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
The selling shareholders also may transfer the shares of ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         In connection with the sale of ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell ordinary shares short and deliver these securities to close out their short positions, or loan or pledge ordinary shares to broker-dealers that in turn may sell these securities.
The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

         The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

         The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the ordinary shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         To the extent required, the ordinary shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

         In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ordinary shares offered by this prospectus.

         We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the ordinary shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

                    EXPENSES ASSOCIATED WITH THE REGISTRATION

         We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these expenses to be approximately $64,209.86, which include the following categories of expenses:




SEC registration fee                                                                               $     3,559.86
Printing, EDGAR and photocopying fees                                                                      650.00
Legal fees and expenses                                                                                 19,000.00
Accounting fees and expenses                                                                            25,000.00
Transfer agent and registrar fees and expenses                                                           1,000.00
Miscellaneous expenses                                                                                  15,000.00
------------------------------------------------------------------------------------------------------------------
Total Expenses                                                                                     $    64,209.86
                                                                                                     =============

                             VALIDITY OF SECURITIES

         The validity of the ordinary shares issuable upon conversion of the Series A Preferred Shares and the ordinary shares issuable upon exercise of the warrants will be passed upon for us by Goldfarb, Levy, Eran & Co., our Israeli counsel.

                                     EXPERTS

         The consolidated financial statements of TTI Team Telecom International Ltd. appearing in TTI Team Telecom International Ltd.'s Annual Report (Form 20-F) for the year ended December 31, 2003, have been audited by Kost, Forer, Gabbay & Kasierer, independent registered public accounting firm and a member of Ernst & Young Global, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                MATERIAL CHANGES

         Except as otherwise described herein, in our Annual Report on Form 20-F for the fiscal year ended December 31, 2003 and in our Reports on Form 6-K filed under the Exchange Act and incorporated by reference herein, no material changes have occurred since December 31, 2003.

                       ENFORCEABILITY OF CIVIL LIABILITIES

         Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a substantial number of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because our principal assets and a substantial number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

         We have been informed by our legal counsel in Israel, Goldfarb, Levy, Eran & Co., that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

         o     the judgment is enforceable in the state in which it was given;

         o adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

         o the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

         o the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

         o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

         We have irrevocably appointed TTI Team Telecom International, Inc. as our agent to receive service of process in any action against us in any competent court of the United States arising out of this offering or any purchase or sale of securities in connection with this offering.

         If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports with the SEC, including annual reports on Form 20-F which are required to be filed by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

         The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, NW., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 450
Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov). You can find additional information about us at our website, www.tti-telecom.com. The information contained on, or linked from, our website is not a part of this prospectus.

         As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the "short-swing profits" reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with or submit to it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with or submitted to the SEC will update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

         (a) Our annual report on Form 20-F for the fiscal year ended December 31, 2003, filed with the SEC on April 1, 2004;

         (b) Our reports on Form 6-K furnished to the SEC on February 19, 2004, March 24, 2004, April 22, 2004,
                  May 18, 2004, August 2, 2004, August 25, 2004, September 28,
                  2004, November 18, 2004, December 2, 2004, January 6, 2005
                  and January 24, 2005.

         (c) The description of our ordinary shares contained in our registration statement on Form 8-A, filed with the SEC on November 15, 1996, and any amendment or report filed for the purpose of updating such description.

         In addition, all subsequent annual reports on Form 20-F and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

         As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

         We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to:

         TTI Team Telecom International Ltd.
         7 Martin Gehl Street, Kiryat Aryeh, Petach Tikva 49512, Israel
         Tel.:    (+972) 3-926-9884
         Fax:     (+972) 3-926-9849
         Attn.:   Chief Financial Officer

         You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.
We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.
Our business, financial condition, results of operations and prospects may have changed since that date.



                           12,980,778 Ordinary Shares



                       TTI TEAM TELECOM INTERNATIONAL LTD.



                                 Ordinary Shares

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                January __, 2005

                                                        II-10
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

         Under the Companies Law, an Israeli company may not exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care, provided that the articles of association of the company permit it to do so. Our articles of association allow us to exculpate our office holders subject to the provisions of the Companies Law.

         Our articles of association further provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to an act performed by such individual in his or her capacity as an office holder, for:

         o a breach of an office holder's duty of care to us or to another person;

         o a breach of an office holder's fiduciary duty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice our interests; or

         o a financial liability imposed upon an office holder in favor of another person.

         Our articles of association also provide that we may indemnify an office holder in respect of an obligation or expense imposed on the office holder in respect of an act performed in his or her capacity as an office holder, as follows:

         o a financial obligation imposed on an office holder in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by a court; and

         o reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to the office holder by a court, in a proceeding we instituted against him or her or which was instituted on our behalf or by another person, or in a criminal charge from which he or she was acquitted, or a criminal charge in which he or she was convicted for a criminal offense that does not require proof of criminal intent.

         Our articles of association also include provisions:

         o authorizing us to undertake in advance to indemnify an office holder, provided that the undertaking is limited to categories of events which in the opinion of our Board of Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by our Board of Directors as reasonable under the circumstances; and

         o     authorizing us to retroactively indemnify an office holder.

         The Companies Law provides that a company may not enter into a contract for the insurance of its office holders nor indemnify an office holder nor exempt an officer from responsibility toward the company, for any of the following:

         o a breach by the office holder of his or her duty of loyalty, unless, with respect to insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that such act would not prejudice the company's interests;

         o a breach by the office holder of his or her duty of care if the breach was committed intentionally or recklessly;

         o any act or omission committed with the intent to unlawfully derive a personal profit; or

         o     any fine or penalty imposed on the office holder.

We have agreed to indemnify our office holders to the fullest extent permitted under Israeli law, but up to a maximum aggregate amount for all indemnified office holders equal to 25% of our total shareholders' equity at the time of actual indemnification. We currently maintain directors and officers liability insurance for the benefit of our office holders.

Item 9.  Exhibits





Exhibit No.   Description
<
4.1           Form of share certificate
4.2           Purchase Agreement, dated November 29, 2004(1)
4.3           Form of Registration Rights Agreement(1)
4.4           Form of Warrant issued on January 3, 2005(1)
5.1           Opinion of Goldfarb, Levy, Eran & Co., Israeli counsel for
              TTI Team Telecom International Ltd. as to the validity of the ordinary shares
23.1          Consent of Goldfarb, Levy, Eran & Co. (included in Exhibit 5.1)
23.2          Consent of Kost, Forer, Gabbay & Kasierer, a member
              of Ernst & Young Global
24.1          Power of Attorney (included on signature page)


(1) Incorporated by reference to Exhibit 10.2 of our Report of Foreign Private Issuer on Form 6-K filed on December 2, 2004.
-----------------

Item 10.  Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i) To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the prospectus any
                           facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                    (iii) To include any material information
                           with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 provided, however, that paragraphs (a) (1)(i) and (a)
                 (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided, however, that this Paragraph (4) shall not apply to the extent that such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 8. Indemnification of Directors and Officers" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, in the State of Israel, on January 20, 2005.

                                TTI TEAM TELECOM INTERNATIONAL LTD.


                                By: /s/ Meir Lipshes
                                -------------------------------------
                                    Meir Lipshes, Director


                                By: /s/ Israel (Eli) Ofer
                                -------------------------------------
                                    Israel (Eli) Ofer, Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Meir Lipshes and Israel (Eli) Ofer, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to
(i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement relating to the same offering of securities as this Registration Statement on Form F-3 that are filed pursuant to the requirements of Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus relating to the same offering of securities as this Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons, as of January 20, 2005, in the capacities indicated:



/s/ Menahem Tirosh
------------------
Menahem Tirosh
Chief Executive Officer
(Principal Executive Officer)


/s/ Israel (Eli) Ofer
--------------------
Israel (Eli) Ofer
Chief Financial Officer
(Principal Financial and Accounting Officer)


/s/ Meir Lipshes
---------------------
Meir Lipshes
Chairman of the Board of Directors


/s/ Meir Dvir
--------------
Meir Dvir
Director


/s/ Ilan Toker
--------------
Ilan Toker
Director

/s/ Lior Bregman
-----------------
Lior Bregman
Director


/s/ Rami Zivony
---------------
Rami Zivony
Director


/s/ Doron Zinger
----------------
Doron Zinger
Director


Authorized Representative in the United States:

         TTI Team Telecom International, Inc.


         By: /s/ Yuval Rindsberger
             ------------------------
             Name: Yuval Rindsberger
             Title: Controller

                                   Exhibit 4.1

                            Form of Share Certificate



                  ==== ============================================================================= =========================
                                    ___________ SERIES A CONVERTIBLE PREFERRED SHARES                A-[__] NO.

                       =======================================================================================================
                                                    TTI TEAM TELECOM INTERNATIONAL LTD.

                                                           SHARE CERTIFICATE


Authorized  Capital: Eighteen  Million  Three  Hundred  and  Eighteen    THE SECURITIES  REPRESENTED HEREBY MAY NOT BE
Thousand One Hundred  Ninety-Five New Israeli Shekels (NIS 18,318,195),  TRANSFERRED UNLESS (i) SUCH SECURITIES  HAVE BEEN
divided into Thirty Million  (30,000,000)  Ordinary Shares of a nominal  REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF
value of NIS 0.50 each, and Six Million  Six  Hundred  and  Thirty-Six   1933, AS AMENDED,(ii)SUCH SECURITIES MAY BE SOLD
Thousand Three Hundred and Ninety-One  (6,636,391) Series A Convertible  PURSUANT TO RULE 144(k),OR (iii) THE COMPANY HAS
Preferred Shares of a nominal value of NIS 0.50 each.                    RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY
                                                                         TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT
                                                                         REGISTRATION  UNDER THE SECURITIES ACT OF 1933 OR
                                                                         QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

     THIS IS TO CERTIFY THAT _______________________ is the registered holder of ______________ fully paid up Series
     A Convertible Preferred Shares of nominal value of NIS 0.50 each, in the above named Company, bearing numbers
     A-[__] through A-[___], subject to the Memorandum of Association and Amended and Restated Articles of
     Association of the Company.

                                     Given under the Common Seal of the Company.        This____ day of _____________, 2005

                                                                            Directors: _____________________ ___________________
                  ==============================================================================================================

                                   Exhibit 5.1

                           GOLDFARB, LEVY, ERAN & CO.

                                January 24, 2005


TTI Team Telecom International Ltd.
7 Martin Gehl Street
Kiryat Aryeh, Petach Tikva
Israel

Dear Sirs:

         We refer to the Registration Statement on Form F-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of TTI Team Telecom International Ltd. (the "Company"), relating to a total of 12,980,778 of the Company's ordinary shares, NIS 0.50 par value per share ("Ordinary Shares"), comprised of (i) 9,954,584 Ordinary Shares issuable upon the conversion of the Company's Series A Convertible Preferred Shares, NIS 0.50 par value per share (the "Conversion Shares"), and (ii) 3,026,194 Ordinary Shares issuable upon the exercise of warrants issued by the Company to the selling shareholders identified in the Registration Statement (the "Warrant Shares").

         As counsel for the Company, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the above shares pursuant to Israeli law, and that (i) the Conversion Shares being registered pursuant to the Registration Statement are duly authorized, and when issued upon conversion of the Series A Convertible Preferred Shares in accordance with the Company's Amended and Restated Articles of Association, as amended, shall be validly issued, fully paid and non-assessable, and (ii) the Warrant Shares being registered pursuant to the Registration Statement are duly authorized, and upon exercise of the warrants issued by the Company to the selling shareholders identified in the Registration Statement, and payment of the exercise price thereof, shall be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                   Very truly yours,

                                   /s/ Goldfarb, Levy, Eran & Co.
                                   ------------------------------
                                   Goldfarb, Levy, Eran & Co.

                                  Exhibit 23.2

                    Consent of Kost, Forer, Gabbay & Kasierer




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form F-3 and related Prospectus of TTI
Team Telecom International Ltd. for the registration of 12,980,778 shares of its ordinary shares and to the incorporation by reference therein of our report dated February 17, 2004, with respect to the consolidated financial statements of TTI Team Telecom International Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.









                                         /s/ KOST, FORER, GABBAY and KASIERER
                                         -----------------------------------
       Tel-Aviv, Israel                  KOST, FORER, GABBAY and KASIERER
       January 23, 2005                  A Member of Ernst & Young Global